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                                                                    EXHIBIT 15.1

[PricewaterhouseCoopers LLP Letterhead]



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

     Re:  The Goldman Sachs Group, Inc.
          Registration Statement on Form S-1


We are aware that our report dated July 14, 1997 on our review of interim financial information of The Goldman Sachs Group, L.P. and Subsidiaries as of and for the six-month fiscal period ended May 30, 1997 is included in the Firm's Prospectus constituting part of this Registration Statement on Form S-1. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


PricewaterhouseCoopers LLP




New York, New York
August 24, 1998.